The Joint Annual Meeting of Shareholders of the Common Shares of Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund, First Trust Energy Income and Growth Fund, First Trust Enhanced Equity Income Fund, First Trust/Aberdeen Global Opportunity Income Fund, First Trust Mortgage Income Fund, First Trust Strategic High Income Fund II, First Trust/Aberdeen Emerging Opportunity Fund, First Trust Specialty Finance and Financial Opportunities Fund, First Trust Dividend and Income Fund (formerly First Trust Active Dividend Income Fund), First Trust High Income Long/Short Fund, First Trust Energy Infrastructure Fund, First Trust MLP and Energy Income Fund and First Trust Intermediate Duration Preferred & Income Fund was held on April 23, 2014 (the "Annual Meeting"). At the Annual Meeting, Trustee Robert F. Keith was elected by the Common Shareholders of the First Trust Mortgage Income Fund as a Class I Trustee for a three-year term expiring at the Fund's annual meeting of shareholders in 2017. The number of votes cast in favor of Mr. Keith was 3,668,805, the number of votes against was 46,128 and the number of abstentions was 498,182. James A. Bowen, Richard E. Erickson, Thomas R. Kadlec and Niel B. Nielson are the other current and continuing Trustees.